Exhibit 4.5

                            HANNAFORD BROS. CO.
                 STOCK OWNERSHIP PLAN FOR OUTSIDE DIRECTORS

     1. Purpose. The purpose of this Plan is to align more closely the interests of the non-employee directors ("Outside Directors") of Hannaford Bros. Co. ("Company") with the interests of the Company's shareholders. The Plan provides Outside Directors with (a) the opportunity to receive their annual retainers in the form of stock options and (b) the opportunity to defer their retainers (and other fees) and have the deferred amounts treated as invested in, and payable in the form of, Hannaford common stock. The Plan also incorporates the current Retirement Plan for Outside Directors, which generally provides an Outside Director with deferred compensation, based on the performance of the Company's common stock, at age seventy (70).


     2. Definitions. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

          (a)  "Act" shall mean the Securities Exchange Act of 1934.

          (b) "Annual Retainer" shall mean the cash retainer for any calendar year payable to an Outside Director for service on the Board and shall not include meeting fees, committee chairperson retainers or consulting fees.

          (c)  "Board" shall mean the Board of Directors of the Company.

          (d)  "Committee" shall mean the committee appointed pursuant to
Section 7 to administer the Plan.

          (e) "Common Stock" shall mean common stock, par value seventy-five cents ($0.75) per share, of the Company.

          (f)  "Company" shall mean Hannaford Bros. Co.

          (g) "Deferral Account" shall mean the account established pursuant to Section 5(b).

          (h) "Director" or "Outside Director" shall mean a non-employee director of the Company.

          (i) "Disability" shall mean a Director's inability to serve on the Board by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. A Director shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

          (j)  "Effective Date" shall mean January 1, 1996.

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          (k)  "Fair Market Value" shall mean, with respect to Common
Stock, the closing price as reported on the New York Stock Exchange.

          (l) "Fees" shall mean the cash retainer, meeting fees, committee chairperson retainer and consulting fees payable to an Outside Director for service on the Board.

          (m)  "Fiscal Year" shall mean the fiscal year of the Company.

          (n) "Option" shall mean a right granted under the Plan to purchase Shares.

          (o) "Performance Share" shall mean a unit of value equal to the Fair Market Value of a share of Common Stock.

          (p) "Performance Share Deferral Account" shall mean the account established pursuant to Section 6(e).

          (q)  "Performance Period" shall mean the period described in
Section 6(d).

          (r) "Plan" shall mean the Hannaford Bros. Co. Stock Ownership Plan for Outside Directors.

          (s) "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 3(b).

     3.  Stock Subject to the Plan.

          (a) Limitation. Subject to the provisions of subsection (b), the maximum number of Shares available for grant under the Plan shall be Two Hundred Thousand (200,000) Shares. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for issuance under the Plan.

          In the event that a Director transfers stock issued by the Company in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan.

          (b) Adjustments. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust the maximum number of Shares available for grant and the Option price with respect to Shares subject to Options. In the event of a merger or consolidation in which the Company is the surviving corporation, or the acquisition by the Company of property or stock of another corporation, or any reorganization, the Committee shall appropriately adjust the number and class of Shares available for grant and the Option price of Shares subject to Options.

          Except as otherwise provided herein, a merger or consolidation in which the Company is not the surviving corporation shall terminate all Options, provided that each Director shall have the right to exercise, immediately prior to the effective date of such merger or consolidation, any outstanding Options, but only to the extent that such Options are then exercisable.

          Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares, and shall be fully paid and non-assessable.

     4. Annual Retainer Election. Each Outside Director may elect to receive his or her Annual Retainer in the form of Options in lieu of cash. An election shall apply to the full amount of the Annual Retainer and shall be made in writing, on such form and in such manner as the Committee may prescribe, before January 1 of the calendar year to which the election relates.

          (a) Eligibility Requirement. Only Outside Directors as of January 1 of a calendar year shall be eligible to make an election pursuant to this Section 4.

          (b) Service Requirement. An election by a Director whose service on the Board terminates prior to December 31 of the year to which the election relates shall be void. Such Director shall receive the portion of his or her Annual Retainer earned as of the date of termination in cash.

          (c) Options. As of the first trading day of each calendar year, the Company shall grant to each Director who has made an election in accordance with this Section 4 an Option to purchase the number of Shares determined by dividing x by y, where --

                    x    is the amount of the Annual Retainer multiplied
by three (3); and

                    y    is the Fair Market Value of a Share on such
trading day.

     Each Option shall be evidenced by a written instrument ("Option Agreement"), specifying the number of Shares subject to the Option, the Option price and such other terms, conditions and restrictions not consistent with the Plan as the Committee shall determine.

               (i)  Term of Option.  The term of each Option shall be ten
(10) years from the date of grant.

               (ii) Option Price. The Option price for Shares to be issued under any Option shall be one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

               (iii) Nontransferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Director only by such Director. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b-3 under the Act permits such transfers.

               (iv) Manner of Exercise. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the Option Agreement. An Option shall be deemed to be exercised when the holder gives notice of such exercise to the Company in accordance with the terms of the Option Agreement and the Company receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Company, delivery of Shares issued by the Company or a combination thereof, subject to the terms of the Option Agreement. Shares transferred to the Company in full or partial payment for Option Shares shall be valued at Fair Market Value on the date such transfer is recorded upon the books of the Company, following delivery of such Shares to the Company in a form suitable for transfer.

               (v) Change in Control. Upon the occurrence of a Change in Control Event, all then outstanding Options not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

                    (A) Any person acquires beneficial ownership of securities of the Company and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Company's then outstanding stock.

                    For purposes of the Plan, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Act, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of securities of the Company would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

                    (B) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.

                    For purposes of this subsection (B), an "Outside Director" as of a given date shall mean a member of the Board who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six (6) month period.

                    (C) The Company ceases to be a reporting company pursuant to Section 13(a) of the Act or any similar successor provision.

                    (D)  The Company's shareholders approve:

                         (1)  any consolidation or merger of the
Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

                         (2)  any sale, lease, exchange, liquidation or
other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

                    Notwithstanding subparagraphs (1) and (2) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

     5. Deferred Fees. Each Outside Director may elect to defer all or any portion of his or her Fees in accordance with the terms of this Section 5.

          (a) Election. An election to defer Fees may be made at any time, but not more frequently than once each calendar year, and shall be effective only with respect to Fees payable for services to be performed after the date of the election. Such election shall be made by executing and delivering a deferred compensation agreement to the Committee. The Director shall designate in the deferred compensation agreement whether the Fees deferred are to be treated, solely for purposes of valuing the amounts deferred, as invested in five-year U.S. Treasury notes or Common Stock. Fees deemed invested in Treasury notes shall be payable in cash, and Fees deemed invested in Common Stock shall be payable in Shares.

          A deferral election may not be modified. A Director may terminate a deferral election at any time by delivering a written notice of termination to the Committee. Such notice shall specify the effective date, and deferrals shall cease as soon as practicable thereafter. A termination shall not be effective with regard to amounts previously deferred.

          (b) Deferral Account. The Company shall establish an account for each Director who defers Fees under the Plan and, if the Director has designated U.S. Treasury notes as the deemed investment for the amounts deferred, shall adjust the account as follows:

               (i) At the end of each calendar month in which Fees deferred would otherwise be payable, credit the account with the amount deferred for such month; and

               (ii)  As of the first day of each such month:

                    (A) Debit the account by the amount, if any, paid to the Director or his or her beneficiary during the preceding calendar month in accordance with the terms hereof; and

                    (B) Credit the account with interest on the balance as of the first day of the preceding month, at the rate paid on five-year U.S. Treasury notes on the first day of the calendar year in which the interest is to credited, or at such other rate as is prescribed in the deferred compensation agreement.

          If a Director has designated Common Stock as the deemed investment for the Fees deferred, at the end of each calendar month for which such Fees would otherwise be payable, the Company shall credit the account with the number of Shares that could have been purchased with the amounts deferred, at the Fair Market Value of a Share on the day (or days) the Fees would have been paid in the absence of a deferral election. Thereafter the Company shall credit such account with any dividends declared on the Shares credited to the account and appropriately adjust the number of Shares to reflect any stock split or stock dividend. As of the first day of each calendar month, the Company shall debit an account deemed invested in Common Stock as provided in subsection (ii)(A) above.

          The Committee shall provide each Director with an account statement at least annually.

          (c) Distribution to Director. The amount credited to the Deferral Account of a Director whose Fees are deemed invested in U.S. Treasury notes shall be paid to him or her in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as the Committee may permit. Each such Director shall elect the manner and time of payment in the first deferred compensation agreement he or she executes, and such election shall apply to any subsequent deferred compensation agreement the Director executes.

          The Company shall pay the amount credited to the Deferral
Account of a Director whose Fees are deemed invested in Common Stock by (i) crediting his or her account under the Company's dividend reinvestment plan with the number of Shares credited to the Deferral Account, and (ii) issuing a check representing the aggregate amount of dividends credited to the Deferral Account. If a Director does not participate in the dividend reinvestment plan, the Company shall issue a stock certificate to the Director evidencing the Shares. Such certificate may bear a legend specifying any applicable legal restrictions on the transferability of the Shares.

          Except as provided in Section 8(f), payment shall not be made or commence before the first day of the calendar month following the date the

Director ceases to serve on the Board, unless otherwise provided in the deferred compensation agreement.

          (d) Distribution to Beneficiary. Except as provided in Section 8(f), the amount credited to the Deferral Account of a Director, at the time of his or her death, whose Fees are deemed invested in U.S. Treasury notes shall be paid to his or her designated beneficiary in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as is permitted by the Committee. If payment commenced in accordance with Section 5(c) prior to the Director's death, payment shall continue in accordance with the form of payment then in effect. If payment had not commenced in accordance with
Section 5(c), payment shall be made or commence as soon as practicable following the date of death. Each such Director shall elect the manner in which payment shall be made to his or her designated beneficiary in the first deferred compensation agreement he or she executes. Such election shall apply to all subsequent deferred compensation agreements executed by the Director unless modified in a subsequent agreement.

          The Company shall pay the amount credited to the Deferral
Account of a Director whose Fees are deemed invested in Common Stock by issuing his or her designated beneficiary as soon as practicable following the date of death (i) a stock certificate registered in the beneficiary's name and representing the number of Shares credited to the account, and (ii) a check representing the aggregate amount of dividends credited to the account.

     6.  Performance Shares.

          (a) Grant. As of the first day of each Fiscal Year, the Company shall grant each Director that number of Performance Shares (rounded up to the nearest multiple of 100) having an "expected value" equal to the amount of the Annual Retainer for a nonconsulting director for such Fiscal Year. The "expected value" of a Performance Share shall be equal to x less y, discounted to present value for the number of years in the Performance Period by z, where --

               x    is the Fair Market Value of a share of Common Stock
as of the date a Performance Share is granted, compounded annually for the number of years in the Performance Period at the rate of twelve percent (12%) per annum;

               y    is the Fair Market Value of a share of Common Stock
as of the date a Performance Share is granted; and

               z    is eight and one-half percent (8.5%).

          (b)  Prior Service Grant.  For the Fiscal Year beginning
December 30, 1990 ("1991 Fiscal Year"), in addition to the Performance Shares granted under subsection (a) of this section, the Company shall grant each Director the number of additional Performance Shares determined by multiplying the number of Performance Shares granted under subsection (a) of this section by the appropriate multiple from the following table:

                    Multiple of Normal Annual Grant of Performance
                         Shares for Short Performance Periods
                           Beginning in the 1991 Fiscal Year
Years of Service
on the Board           One Year   Two Year   Three Year   Four Year
as of May 31, 1991      Period     Period      Period       Period

Less than 5               0.2        0.4         0.6         0.8
5 but less than 10        0.4        0.55        0.7         0.85
10 but less than 15       0.6        0.7         0.8         0.9
15 but less than 20       0.8        0.85        0.9         0.95
20 or more                1.0        1.0         1.0         1.0


          (c) Records. The Company shall appropriately record each grant of Performance Shares on its books and furnish each Director with a written notice reflecting the number of Performance Shares granted and such other terms and conditions consistent with the Plan as the Committee shall determine. If during any Performance Period the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall appropriately adjust the number of Performance Shares granted.

          (d) Performance Period. Except as hereinafter provided, a Performance Period shall be the five (5) consecutive Fiscal Years commencing on the date Performance Shares are granted, and a new Performance Period shall begin on the first day of each Fiscal Year. For the 1991 Fiscal Year, five (5) Performance Periods shall begin concurrently, one ending with such Fiscal Year, one ending after two (2) consecutive Fiscal Years, one ending after three (3) consecutive Fiscal Years, one ending after four (4) consecutive Fiscal Years, and one ending after five (5) consecutive Fiscal Years.

          A Performance Period shall not be curtailed by the retirement after attaining age seventy (70), Disability or death of a Director. In the event a Director resigns from the Board prior to attaining age seventy (70), all Performance Periods in effect on the date of such resignation shall end with the Fiscal Year in which such resignation occurs.

          (e) Performance Share Deferral Account. The Company shall establish and maintain an account on behalf of each Director. Subject to the provisions of Section 6(c), at the end of each Performance Period, the Company shall credit to such account an amount equal to x less y, multiplied by z, where --

               x    is the Fair Market Value of a Share as of the date a
Performance Period ends;

               y    is the Fair Market Value of a Share as of the date
such Performance Period begins; and

               z    is the number of Performance Shares granted at the
commencement of such Performance Period.

     The Committee shall provide each Director with an account statement at least annually.

          (f) Investment of Account. Solely for purposes of valuing a Director's Performance Share Deferral Account, such account shall be treated as invested in Common Stock and shall be credited with any dividends declared thereon until distribution of such account is made or commences.
If distribution of a Director's Performance Share Deferral Account is not made in a lump sum, solely for purposes of valuing such account after distribution commences, such account shall be credited with interest at the rate paid on five-year U.S. Treasury notes on the first day of the calendar year in which the interest is to be credited or at such other rate as is prescribed by the Committee.

          (g) Distribution to Director. The amount credited to a Director's Performance Share Deferral Account shall be paid to him or her in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as the Committee may permit. Each Director shall, prior to resigning from the Board, specify on such written form as the Committee may prescribe, the manner in which and the time distribution is to be made or commence to him or her. Except as provided in Section 8(f), distribution with respect to a Director shall not be made or commence before the later of the Director's resignation from the Board or attainment of age seventy (70).

          (h) Distribution to Beneficiary. Except as provided in Section 8(f), the amount credited to a Director's Performance Share Deferral Account at the time of his or her death (and any amounts credited thereafter) shall be paid to his or her designated beneficiary in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as is permitted by the Committee. If payment commenced in accordance with Section 6(g) prior to the Director's death, payment shall continue in accordance with the form of payment then in effect. If payment had not commenced in accordance with Section 6(g), payment shall be made or commence as soon as practicable following the date of death. A Director shall specify on such form as the Committee may prescribe the manner in which distribution shall be made to his or her designated beneficiary. In the absence of such specification, distribution shall be made to his or her designated beneficiary in such manner as the Committee shall determine.

          (i) Nontransferability. Performance Shares may not be sold, transferred or otherwise disposed of and may not be pledged, hypothecated or otherwise encumbered, except by will or the laws of descent and distribution.

     7. Administration. The Plan shall be administered by a Committee, appointed by the Human Resources Committee of the Board, of at least three
(3) persons who are not current or former members of the Board. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee.
Further, any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action. Any member of the Committee may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment enabling all persons participating in the meeting to hear each other. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

     The Committee may delegate to any member or members of the Committee or to any employee or employees of the Company the authority to perform any ministerial act in connection with the administration of the Plan.

     The Committee shall have the complete authority to control and manage the operation and administration of the Plan and the discretion to construe Plan provisions. Subject to the provisions of the Plan, the Committee may from time to time establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive. All decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.

     The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company.

     8.  Miscellaneous.

          (a) Continued Service as a Director. The Plan shall not limit or otherwise affect the right of the Board or the Company's shareholders to terminate the service of a Director.

          (b) Unsecured Creditor Status. The Plan shall not be construed to create or require the Company to create a trust of any kind to fund the amounts payable hereunder. To the extent a Director or other person acquires a right to receive payments from the Company in accordance with the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

          (c) Assignment. The right of any Director or any beneficiary to payments under the Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such amounts to be so subjected shall not be recognized by the Company.

          (d) Shareholder Rights. Until the date of issuance of Shares, as recorded on the books of the Company, a Director shall have no shareholder rights with respect to Options granted or Fees deferred hereunder.

          (e) Designation of Beneficiary. Each Director may from time to time, by completing and signing a form furnished by the Committee, designate any person or persons (who may be designated concurrently, contingently or successively), the Director's estate or any trust or trusts created by the Director to receive amounts which are payable under this Plan to the Director's designated beneficiary or beneficiaries. Each beneficiary designation shall revoke all prior designations and shall be effective only when filed in writing with the Committee. If a Director fails to designate a beneficiary or if a beneficiary dies before the date of such Director's death and no contingent beneficiary has been designated, then the amounts payable hereunder shall be paid to his or her estate. If payment of benefits to a beneficiary commences and such beneficiary dies before all amounts to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries, if any, designated by the Director, otherwise to the beneficiary's estate.

          (f) Acceleration by Committee. In the event a Director suffers a financial hardship caused by accident, illness or other event beyond his or her control, the Committee may, in its discretion, accelerate payment of the amounts credited to the Director's Deferral Account, if any, and Performance Share Deferral Account to the extent reasonably necessary to eliminate such hardship. In addition, if following the death of a Director, his or her beneficiary or beneficiaries suffers a financial hardship caused by accident, illness or other event beyond the control of such beneficiary or beneficiaries, the Committee may, in its discretion, accelerate payment of the amounts credited to the Director's Deferral Account, if any, and Performance Share Deferral Account to which such beneficiary or beneficiaries are entitled to the extent reasonably necessary to eliminate such hardship.

          (g) Amendment and Termination. The Board reserves the right to amend the Plan or terminate the Plan at any time. To the extent required by Rule 16b-3 under the Act, (i) no amendment shall be effective without shareholder approval, and (ii) the Plan may not be amended more than once every six (6) months (other than to comport with changes in the Internal Revenue Code or the rules thereunder). No amendment or termination shall adversely affect the rights of any Director or beneficiary, without such person's prior written consent, with respect to Options and Performance Shares granted, and Fees deferred, prior to such amendment or termination. Options and Performance Shares granted prior to an amendment or termination of the Plan shall remain in full force and effect, and Fees deferred shall remain deferred, as if the Plan had not been amended or terminated.

          (h) Term of Plan. The Plan shall terminate on January 1, 2006, unless terminated earlier by the Board.

          (i) Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Maine.